Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 24, 2003, except for Note 1, paragraph 5, as to which the date is May 8, 2003, relating to the financial statements of Albemarle Corporation, which appears in Albemarle Corporation’s Annual Report on Form 10-K/A for the year ended December 31, 2002.

PRICEWATERHOUSECOOPERS LLP

Richmond, Virginia

September 12, 2003